Exhibit 99

Sara Lee Corporation 3500 Lacey Road Downers Grove, IL 60515	News

Release Date	FOR IMMEDIATE RELEASE

Contact	Media (North America): Jon Harris, +1.630.598.8661 Media (International): Joost den Haan, +31.30.297.2297 Analysts: Melissa Napier, +1.630.598.8739

SARA LEE BOARD AGREES IN PRINCIPLE TO

DIVIDE THE COMPANY INTO TWO PUBLIC ENTITIES

Separation would include a $3.00 per share special dividend on the company’s common stock

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Board appoints Jan Bennink executive chairman of the board;

Marcel Smits named chief executive officer, Mark Garvey named chief financial officer and

CJ Fraleigh to be named chief executive officer of new North American

Retail and Foodservice company

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Company updates guidance for fiscal 2011

DOWNERS GROVE, Ill. (Jan. 28, 2011) – Sara Lee Corp. (NYSE: SLE) announced today that its board of directors has agreed in principle to divide the company into two separate, publicly-traded companies. The separation is expected to be completed in early calendar year 2012. Each company will have leading consumer brands, compelling growth prospects and strong potential to deliver long-term value to shareholders.

Under the plan approved by its board, Sara Lee’s North American Retail and North American Foodservice businesses (excluding the North American beverage business) will be spun off, tax-free, into a new public company that will retain the “Sara Lee” name. Its leading brands will include Sara Lee, Jimmy Dean, Ball Park, Hillshire Farm, Chef Pierre and State Fair. The new company would have reported approximately $4.1 billion in revenue in fiscal 2010.

The yet to be named other company will consist of Sara Lee’s current International Beverage and Bakery businesses, as well as the North American beverage business. Its leading brands will include Douwe Egberts, Senseo, Pickwick, Maison du Café, L’OR, Café Pilão, Marcilla and Bimbo. This entity would have reported approximately $4.6 billion in revenue in fiscal 2010 using fiscal 2010 actual exchange rates.

Sara Lee Board Agrees in Principle to Divide the Company into Two Public Entities

Each company is projected to have an investment grade credit profile, a competitive dividend yield, a corporate tax rate of approximately 35% and future financial flexibility with a targeted gross leverage of 2.0x EBITDA.

In conjunction with the planned separation, the board of directors intends to declare a $3.00 per share special dividend on the company’s common stock, the majority of which will be funded with proceeds from the sale of the company’s North American Fresh Bakery business. The special dividend is expected to be declared and paid in fiscal 2012 and before completion of the spin-off of Sara Lee’s North American Retail and North American Foodservice businesses.

“Today’s announcement is a logical step following the divestment of our International Household and Body Care business and the announced sale of our North American Fresh Bakery business,” said James Crown, Sara Lee Corp.’s chairman of the board. “We have carefully considered various strategic alternatives, including unsolicited indications of interest in the company. We believe that the spin-off, plus the one-time special dividend, offers the greatest potential for delivering long-term shareholder value. These two pure-play companies will have their own distinct growth strategies within their respective core markets that will attract a more focused shareholder base.”

Crown added, “On behalf of the board of directors, I would like to thank the management team and our employees worldwide for their tremendous support of our business and helping shape the long-term strategic plans for Sara Lee.”

In February 2010, Sara Lee Corp. announced a revised capital plan with intent to repurchase between $2.5 and $3.0 billion of stock. The company repurchased $500 million of shares in fiscal year 2010, $765 million of shares to date in fiscal 2011 and intends to repurchase an additional $535 million of stock in the remainder of this fiscal year, for a cumulative total of $1.8 billion through the end of fiscal 2011. After payment of the $3.00 special dividend in fiscal 2012, the company will have returned a total of $3.5 billion of capital to its shareholders since the revised capital plan was announced, and, at this time, does not expect to continue with further share repurchases through the completion of the spin-off. The company expects to maintain its quarterly dividend through the completion of the separation process.

The company is developing detailed implementation plans for the spin-off and will continue to evaluate a variety of methods to enhance the efficiency of the operating structure of the two companies. Sara Lee will consult with relevant works councils during the process. The separation plan will also be subject to final approval by the board of directors, other customary approvals and the receipt of an IRS tax ruling. Further details will be disclosed at a later date.

Sara Lee Board Agrees in Principle to Divide the Company into Two Public Entities

Executive Leadership

The board of directors also announced that, effective immediately, it has appointed Jan Bennink, 54, as director and executive chairman. Bennink’s primary responsibility is the leadership and implementation of the spin-off, in addition to chairing the board of directors and building and maintaining a senior management team. Bennink replaces Jim Crown, who has served as chairman of the board since May 2010. Crown will continue on the board and will serve as lead independent director.

Bennink has extensive executive leadership experience in the food and beverage and consumer packaged goods industries. Most recently, he served as chief executive officer of Royal Numico and has also held key management positions with Groupe Danone, Benckiser Gmbh and Procter & Gamble. He previously served on the advisory board of ABN AMRO, as well as on the boards of various global companies, including Kraft Foods. He is currently a director of Coca-Cola Enterprises.

“Sara Lee has a powerful mix of iconic brands, people and potential,” said Bennink. “I am excited to serve as executive chairman of the board of directors and oversee the company’s transition into two publicly traded companies, each with exciting prospects for growth and value creation.”

Also effective immediately, Sara Lee has appointed Marcel Smits, 49, as chief executive officer. Smits has been serving as the company’s interim CEO since May 2010. In his role as chief executive officer, Smits will be responsible for Sara Lee’s day-to-day operations and execution of the company’s annual operating plan and strategy.

In addition to Bennink and Smits, the board of directors has named Mark Garvey, 46, as chief financial officer. Garvey has been serving as interim chief financial officer since May 2010. The Board has also determined that CJ Fraleigh, 47, who currently serves as Sara Lee’s chief executive officer, North America, will be named chief executive officer of the new North American Retail and Foodservice business upon completion of the spin-off.

“We are pleased to have Jan Bennink join a senior management team that has performed so well, particularly since we formed the Office of the Chairman in 2010,” added Crown.

“He brings strong food and beverage experience, a global perspective and a solid track record of creating shareholder value. The board of directors is confident that with this leadership team in place, this company will build on its past successes as it completes its strategic plan.”

Sara Lee Board Agrees in Principle to Divide the Company into Two Public Entities

Fiscal 2011 Guidance

On February 8, 2011, Sara Lee will report results for the second quarter of fiscal 2011. The attached table provides revisions to the previously communicated fiscal 2011 guidance. First, the guidance previously provided on November 9, 2010, was restated in order to present the results of the North American Fresh Bakery operations as discontinued operations for all periods. Second, this restated guidance was updated to reflect all information available through January 28, 2011. As customary, the guidance includes the net impact of significant items reported in the first quarter, but does not reflect any additional significant items that may occur during the remainder of the fiscal year.

After restating for North American Fresh Bakery, guidance for adjusted operating income from continuing operations was $904 to $969 million. Sara Lee is updating this range to $904 to $940 million, with the top end of the range coming down due to higher green coffee costs that cannot be fully recovered through pricing within the year. At an EPS level the guidance (after restating for North American Fresh Bakery) stood at $0.87 to $0.94 which is being updated to $0.85 to $0.89. This change reflects both the aforementioned update of the range of adjusted operating income from continuing operations as well as approximately $0.02 of adverse impact from changes in the assumption for the tax rate, as well as minor changes to the share count and interest expense assumptions.

Updated cash flow from operations in fiscal 2011 is anticipated to be between $400 and $500 million. The updated fiscal 2011 cash flow guidance includes approximately $290 million of tax payments related to the disposition of the Household and Body Care operations and the subsequent repatriation of funds. Most of this $290 million represents transaction taxes. In addition, the 2011 cash flow includes a planned $60 million, net of tax, additional contribution to the Dutch pension plan following an agreement with the Dutch Unions to restructure the Dutch pension plan. Lastly, updated fiscal 2011 cash flow guidance includes approximately $200 million for restructuring costs related to Project Accelerate and the Household and Body Care and North American Fresh Bakery divestitures.

Fiscal 2011 cash flow guidance has been reduced since November 9, 2010, as a result of the aforementioned contribution to the Dutch pension plan, higher inventory levels driven by commodity cost increases and earlier than expected payments of transaction and repatriation taxes.

Fiscal 2011 year-end cash balances are estimated to be approximately $2.8 billion and gross debt is estimated to be approximately $2.7 billion. This assumes that all announced transactions have closed and most transaction taxes have been paid, but repatriation taxes have mostly not yet been paid. As of the end of fiscal 2011, Sara Lee anticipates having a provision of approximately $880 million for taxes, mainly repatriation taxes. This primarily relates to the disposition of the Household and Body Care business and the subsequent repatriation of funds.

Sara Lee Board Agrees in Principle to Divide the Company into Two Public Entities

As a result of the North American Fresh Bakery operations moving to discontinued operations, operating income from discontinued operations will benefit in the remainder of fiscal 2011 from the cessation of depreciation related to that business. This benefit has been reflected in the updated guidance for discontinued operations.

Looking forward to fiscal 2012, other than operational improvements, Sara Lee will benefit from a number of tailwinds, adding a total of approximately $0.15 to the fiscal 2012 EPS for continuing operations. First, there will be a benefit from the share repurchases completed throughout fiscal 2011. Second, pension expenses, based on current assumptions, are expected to decline by approximately $40 million. Third, amortization will be reduced by approximately $30 million related to IT software and trademarks. Last, more than half of the stranded overhead related to the Household and Body Care and North American Fresh Bakery divestitures is expected to be eliminated by fiscal 2012.

Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known. The timing of the close of various International Household and Body Care transactions and the North American Fresh Bakery divestiture can impact guidance.

Sara Lee Board Agrees in Principle to Divide the Company into Two Public Entities

($ amounts are per share)	As Reported Fiscal 2011 Guidance as of 11/9/10	Impact of the Reclassification of N.A. Fresh Bakery to Discontinued Operations	Restated Fiscal 2011 Guidance as of 11/ 9/10 (5)	Updated Fiscal 2011 Guidance as of 1/28/11 (6)	Fiscal 2010 (1) (5)
Total diluted EPS	$1.09 – 1.18	—	$1.09 – 1.18	$1.11 – 1.17	$0.73
Continuing operations	$0.89 – 0.96	$(0.05)	$0.84 – 0.91	$0.82 – 0.86	$0.89
Discontinued operations	$0.21 – 0.23	$0.05	$0.26 – 0.28	$0.30 – 0.32	$(0.16)

Contingent sale proceeds	—	—	—	—	$0.19

Total significant items, net (2)	$0.08	—	$0.08	$0.08	$(0.57)
Continuing operations	$(0.03)	—	$(0.03)	$(0.03)	$(0.04)
Discontinued operations	$0.12	—	$0.12	$0.12	$(0.54)

Impact of 53rd week	—	—	—	—	$0.03
Continuing operations	—	—	—	—	$0.02
Discontinued operations	—	—	—	—	$0.01

Adjusted EPS (2)(3)	$1.01 – 1.10	—	$1.01 – 1.10	$1.03 – 1.09	$1.08
Continuing operations	$0.92 – 0.99	$(0.05)	$0.87 – 0.94	$0.85 – 0.89	$0.72
Discontinued operations	$0.09 – 0.11	$0.05	$0.14 – 0.16	$0.18 – 0.20	$0.37

Net sales	$11.8 – 12.1 B	—	$11.8 – 12.1 B	$11.9 – 12.1 B	$12.9 B
Continuing operations	$11.0 – 11.2 B	$(2.15) B	$8.85 – 9.05 B	$9.0 – 9.1 B	$8.7 B
Discontinued operations	$0.8 – 0.9 B	$2.15 B	$2.95 – 3.05 B	$2.9 – 3.0 B	$4.2 B

Total operating income (4)	$1.035 – 1.120B	—	$1.035 – 1.120B	$1.063 – 1.119 B	$1.169 B
Continuing operations	$965 – 1,030 MM	$(70) MM	$895 – 960 MM	$895 – 931 MM	$877 MM
Discontinued operations	$70 – 90 MM	$70 MM	$140 – 160 MM	$168 – 188 MM	$292 MM

Contingent sale proceeds	—	—	—	—	$133 MM

Total significant items, net (2)	$(21) MM	—	$(21) MM	$(21) MM	$(262) MM
Continuing operations	$(10) MM	$1 MM	$(9) MM	$(9) MM	$(150) MM
Discontinued operations	$(11) MM	$(1) MM	$(12) MM	$(12) MM	$(112) MM

Impact of 53rd week	—	—	—	—	$33 MM
Continuing operations	—	—	—	—	$19 MM
Discontinued operations	—	—	—	—	$14 MM

Adjusted operating income(2)(3)	$1.056 – 1.141 B	—	$1.056 – 1.141 B	$1.084 – 1.140B	$1.265 B
Continuing operations	$975 – 1,040 MM	$(71) MM	$904 – 969 MM	$904 – 940 MM	$875 MM
Discontinued operations	$81 – 101 MM	$71 MM	$152 – 172 MM	$180 – 200 MM	$390 MM

Cash flow from operations (incl. discontinued ops.)	$600 – 700 MM	—	$600 – 700 MM	$400 – 500 MM	$952 MM

Capital expenditures	$400 – 450 MM	—	$400 – 450 MM	$400 – 425 MM	$385 MM

Interest expense, net (continuing operations)	$96 MM	$(7) MM	$89 MM	$91 MM	$115 MM

Tax rate, cont. operations, excl. significant items	33% – 35%	—	33% – 35%	34%– 35%	29.6%

Dollar/Euro exchange rate	$1.35	—	$1.35	$1.34	$1.39

(1)	Fiscal 2010 had 53 weeks.
(2)	Amounts are rounded and may not add to the total.
(3)	“Adjusted” financial measures are explained on pages 9 and 10 of this report.
(4)	Fiscal 2011 operating income guidance includes a negative impact of $21 million in net significant items reported in the first quarter, but does not include any additional significant items that may occur during the remainder of the fiscal year.
(5)	This section of the guidance table is intended to restate actual results for fiscal 2010 and the guidance for fiscal 2011 previously provided by the corporation in its first quarter 2011 earnings release dated November 9, 2010, in order to present the results of the businesses comprising the corporation’s former North American Fresh Bakery segment as discontinued operations for all periods presented. The results of the North American Fresh Bakery operations are being classified as discontinued operations due to the corporation entering into an agreement to sell these operations to Grupo Bimbo. See the Form 8-K filed with the SEC on January 27, 2011, for additional details.
(6)	This column updates the fiscal 2011 guidance based upon information available through January 28, 2011.

Sara Lee Board Agrees in Principle to Divide the Company into Two Public Entities

Webcast

Sara Lee Corp.’s management will review the details of its announcement live via the Internet today at 9:00 a.m. CST. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10:00 a.m. CST. For people who are unable to listen to the webcast live, the presentation will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until July 28, 2011.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s spin-off and separation plans, the special dividend, its regular quarterly dividend, its ongoing and future stock repurchase plans, and updated fiscal 2011 guidance and future financial results. In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “projects,” “plans,” “intends,” “estimates,” “may,” “can,” “will,” “should,” “potential,” “anticipates,” “we are confident,” “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.

Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Sara Lee’s most recent Annual Report on Form 10-K and other SEC Filings, as well as factors relating to:

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Sara Lee’s spin-off and separation plans, the special dividend, its regular quarterly dividend and its share repurchase plans, such as (i) unanticipated developments that delay or negatively impact the proposed spin-off and capital plans; (ii) Sara Lee’s ability to obtain an IRS tax ruling and any other customary approvals; (iii) Sara Lee’s ability to generate the anticipated efficiencies and savings from the proposed spin off; (iv) the impact of the proposed spin off on Sara Lee’s relationships with its employees, its major customers and vendors and on Sara Lee’s credit ratings and cost of funds; (v) changes in market conditions; (vi) future opportunities that the Board may determine present greater potential value to shareholders than the spin off, special dividend and share purchase plans; (vii) the inability to complete the sale of Sara Lee’s North American Fresh Bakery business, a condition to the payment of the special dividend; (viii) disruption to Sara Lee’s business operations as a result of the proposed spin off; (ix) future operating or capital needs that require a more significant outlay of cash than currently anticipated; and (x) the ability of the businesses to operate independently following the completion of the proposed spin off;

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Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Walmart, its largest customer, including changes in how such customers manage their suppliers and the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

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The consumer marketplace, such as (i) significant competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in the cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response to fluctuations in cost and the impact on Sara Lee’s profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (v) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

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Sara Lee’s international operations, such as (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro; (ii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the U.S. to fund Sara Lee’s domestic operations, share repurchase plans, dividends, debt service and corporate costs; (iii) difficulties and costs associated with complying with U.S. laws and regulations, such as Foreign Corrupt Practices Act, applicable to entities with overseas operations, and different regulatory structures and unexpected changes in regulatory environments overseas, including without limitation

Sara Lee Board Agrees in Principle to Divide the Company into Two Public Entities potentially negative consequences from changes in anti-competition and tax laws; and (iv) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

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Previous business decisions, such as (i) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives, including Project Accelerate and the outsourcing of significant portions of our financial transaction processing, global IT, and global indirect procurement activities; (ii) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (iii) credit ratings issued by the three major credit rating agencies, the impact of Sara Lee’s capital plans and targets on such credit ratings and the impact these ratings and changes in these ratings may have on Sara Lee’s cost to borrow funds, access to capital/debt markets, and ability to complete the planned share repurchase; (iv) Sara Lee’s plan to repurchase a significant amount of its common stock and the impact of such repurchases on its earnings, cash flow and credit ratings; (v) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (vi) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, Sara Lee’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes . Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food and beverage brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Sara Lee and Senseo. Collectively, our brands generate nearly $9 billion in annual net sales from continuing operations. Sara Lee has approximately 20,000 employees in its continuing operations worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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Sara Lee Board Agrees in Principle to Divide the Company into Two Public Entities

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains (losses); debt extinguishment costs; tax charge on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee received cash payments annually so long as tobacco continued to be a legal product in the specified countries. Our last cash payment was received on July 15, 2009. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

“Impact of 53rd week” is the financial impact to Sara Lee, in terms of additional sales, expense or income, resulting from fiscal 2010 having 53 weeks as compared to 52 weeks in the comparable fiscal years.

“Adjusted EPS” excludes from diluted EPS, as reported, for total Sara Lee, for continuing operations or for discontinued operations, as indicated, the per share impact of significant items and contingent sale proceeds, and the per share impact of the 53rd week recognized in the fiscal period presented. The line item title or the context of its use in this release and in other communications indicates whether “Adjusted EPS” refers to total Adjusted EPS for all of Sara Lee, Adjusted EPS from continuing operations or Adjusted EPS from discontinued operations.

“Adjusted operating income” for continuing operations or discontinued operations, as indicated in this release, excludes from applicable operating income the impact of significant items and contingent sale proceeds, if any, the impact of the 53rd week and businesses acquired or divested after the start of the fiscal period, and also presents fiscal 2010 results at fiscal 2011 currency exchange rates.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, the receipt of contingent sale proceeds, the impact of acquisitions and dispositions, the impact of the 53rd week and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and the impact of the contingent sale proceeds. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial

Sara Lee Board Agrees in Principle to Divide the Company into Two Public Entities measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Two of the three performance measures under Sara Lee’s annual incentive plan are net sales and operating income, which are the reported amounts as adjusted for significant items and possibly other items. Operating income, as adjusted for significant items, also may be used as a component of Sara Lee’s long-term incentive plans. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.